Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 11, 2013, except for the effects of the discontinued operations discussed in Note 4 to the consolidated financial statements as to which the date is September 24, 2013, relating to the consolidated financial statements and financial statement schedules, which appears in Apparel Holding Corp.’s Registration Statement on Form S-1/A (Registration Statement No. 333-191336) dated November 12, 2013.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

November 21, 2013